Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Legg Mason Partners Equity Trust

We consent to the use of our report dated May 14, 2014, with respect to the financial statements of  Legg Mason Investment Counsel Financial Services Fund as of March 31, 2014, and our report dated March 18, 2014 with respect to the financial statements of Legg Mason Investment Counsel Social Awareness Fund, as of Janurary 31, 2014, each a series of Legg Mason Partners Equity Trust, incorporated herein by reference and to the references to our firm under the headings “Additional Information About the Funds - Independent Accountants”, “Experts, “Appendix A1 - Agreement and Plan of Reorganization for the FSF Target Fund, SAF Target Fund, FSF Acquiring Fund and SAF Acquiring Fund – Representations and Warranties” and “Appendix D - Financial Highlights” in the Combined Proxy Statement and Prospectus on Form N-14.

New York, New York
August 14, 2014